UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 11, 2018

Defense Technologies International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

4730 South Fort Apache Road, Suite 300, Las Vegas, Nevada 89147
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms "company", "Defense Technologies," "DTII", "we," "us," "our" and similar terminology, reference Defense Technologies International Corp.

Item  3.02 Unregistered Sales of Equity Securities.

On April 11, 2018, pursuant to a resolution approved by the Board of Directors, Defense Technologies issued 1,000,000 shares of its authorized, but previously unissued Common Stock, to EMAC Handels AG, a Swiss Company owned and controlled by Reinhard Hiestand. The shares were issued on a post-split basis following the company's one share for fifteen hundred shares reverse split effected April 9, 2018.

The 1,000,000 shares were issued upon the conversion of 100,000 shares of Defense Technologies Series A Convertible Preferred Stock. Each share of Series A Preferred Stock is convertible into ten shares of Defense Technologies Common Stock and carries Common Stock voting rights on the basis of 100 votes per share of Preferred Stock. EMAC's Series A Preferred shares were originally issued on December 31, 2016 in consideration for prior loans made to the company.

The above shares of Common Stock were issued in a private, isolated transaction to a person familiar with and having knowledge of the company's business and operations. In issuing the shares, the company relied on the exemption from registration under the Securities Act of 1933 provided by Section 4(a)(2) of that Act.

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any "safe harbor under this Act does not apply to a "penny stock" issuer, which definition would include the company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties, as well as other uncontrollable or unknown factors, could cause actual results to materially differ from the results, performance or expectations, expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defense Technologies International Corp.

Date:  April 16, 2018                                                                     By:     S/ Merrill W. Moses
Merrill W. Moses
President, CEO and
Interim Chief Financial Officer